Exhibit 99(a)


                              GUILFORD MILLS, INC.

                        NON-EMPLOYEE DIRECTOR STOCK PLAN


1.         PURPOSE

           The Guilford Mills, Inc. Non-Employee Director Stock Plan (the "Plan") is intended to assist in aligning the compensation of the non-employee directors of Guilford Mills, Inc. (the "Company") to the interests of the Company's stockholders and the performance of the Company.

2.         ADMINISTRATION

           The Plan will be administered by the Board of Directors of the Company (the "Board") or by a committee (the "Committee") appointed by the Board from among its members (the Board or the Committee being the "Administrator"). The Administrator is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan as it deems necessary or advisable. All determinations and interpretations made by the Administrator shall be binding and conclusive on all participants and their legal representatives.

3.         PARTICIPANTS

           Participation in the Plan shall be limited to members of the Board who are not employees of the Company or any of its direct or indirect subsidiaries (a "Participant").

4.         ANNUAL GRANTS OF RESTRICTED STOCK UNITS

           (a) On the date of each Annual Meeting of Stockholders (the "Annual Meeting"), each Participant who is serving as a member of the Board immediately following the Annual Meeting (whether as a result of election, re-election or continuation of service) shall be automatically granted a number of restricted stock units ("RSUs") determined as set forth below. An RSU represents a notional amount representing one share of the Company's common stock, par value $0.02 per share (the "Common Stock"). Upon the initial grant of any RSUs to a Participant, the Company shall establish an account with respect to such Participant (the "Participant's Unit Account") in which account the Company shall record the number of RSUs credited to such Participant.

           (b) The number of RSUs granted to each Participant on the date of each Annual Meeting shall be equal to the quotient of (x) $20,000 divided by (y) the average fair market value per share of Common Stock (as defined in Section 11 hereof) over the ten (10) trading days immediately preceding the date of the Annual Meeting for such year. The number of RSUs credited to a Participant's Unit Account will be calculated to the nearest one-one thousandth.



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           (c) Within fifteen calendar days following each Annual Meeting, each
Participant shall make an election (using a form prescribed by the Administrator) to receive the number of shares of Common Stock distributable to such Participant in respect of such Participant's Unit Account in accordance with the Plan, either:

        (1) in a single distribution on the first day of the month subsequent to the month in which such Participant ceased to be a member of the Board, or

        (2) in five (5) substantially equal annual installments commencing on the first day of the month subsequent to the month in which such Participant ceased to be a member of the Board.

           If a Participant fails to make an election, then such Participant shall be deemed to have made an election to receive a single distribution.

           A Participant may amend his or her election by giving written notice to the Secretary of the Company (on a form prescribed by the Administrator) at any time up to the date six months prior to the date upon which such Participant ceases to be a member of the Board.

5.         VESTING; NON-TRANSFERABILITY

           All grants of RSUs shall vest immediately on the date of grant. Except as provided in Section 8 hereof, no RSUs or other rights under this Plan shall be transferable otherwise than by will or the laws of descent and distribution.

6.         DIVIDEND EQUIVALENTS

           On each dividend payment date in respect of Common Stock, dividend equivalents in the form of additional RSUs shall be credited to each Participant's Unit Account in an amount equal to: (a) in the case of a cash dividend, (X) the per share cash dividend multiplied by the number of RSUs in the Participant's Unit Account divided by (Y) the average fair market value per share of Common Stock over the ten (10) trading days immediately preceding the date on which such dividend was declared; and (b) in the case of a dividend of property other than cash (a "Non-Cash Dividend), (X) the per share fair market value of the Non-Cash Dividend, as determined by the Administrator, multiplied by the number of RSUs in the Participant's Unit Account divided by (Y) the average fair market value per share of Common Stock over the ten (10) trading days immediately preceding the date on which such dividend was declared. If a Participant has elected pursuant to Section 4(c) hereof to receive annual installments, additional RSUs shall continue to be credited to a Participant's Unit Account in accordance with this Section 6 following such Participant ceasing to be a member of the Board. The number of RSUs credited to a Participant's Unit Account will be calculated to the nearest one-one thousandth.


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7.         DISTRIBUTIONS

           (a) No distributions of shares of Common Stock in respect of RSUs credited to a Participant's Unit Account shall be made except as provided in this Section 7 and in Section 8.

           (b) Subject to Sections 8 and 10 hereof, shares of Common Stock distributable to a Participant in respect of RSUs credited to such Participant's Unit Account shall be distributed in accordance with Section 4 hereof as elected by the Participant. If a Participant has elected to receive annual installments, shares of Common Stock in respect of additional RSUs credited to a Participant's Unit Account pursuant to Section 6 hereof following such Participant ceasing to be a member of the Board shall be included with the next annual installment. No fractional shares of Common Stock shall be issued pursuant to the Plan, and no amount of other property shall be issued or paid in lieu of fractional shares.

8.         DISTRIBUTIONS UPON DEATH

           A Participant may designate a beneficiary or beneficiaries to receive shares of Common Stock distributable in respect of RSUs in the event of the Participant's death. A designation of beneficiary or beneficiaries shall be on a form prescribed by the Administrator and filed with the secretary of the Company. If no beneficiary has been designated, such shares shall be distributed to the Participant's estate in the event of death. Notwithstanding a Participant's election to receive distributions in annual installments, the Administrator may, in its sole discretion, following the death of a Participant and at the request of a designated beneficiary or legal representative of the Participant, accelerate such distributions.

9.         COMMON STOCK AVAILABLE UNDER THE PLAN; ADJUSTMENTS

           (a) Subject to any adjustments made in accordance with Section 9(b) hereof, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under this Plan shall be equal to 100,000 shares of Common Stock, which may be authorized and unissued or treasury shares.

           (b) If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each RSU such that each such RSU shall thereafter be convertible into such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such RSU had such number of shares of Common Stock issuable in respect of such RSU been issued immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of Participants' rights under the Plan, the Administrator shall


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adjust, in an equitable manner, the number and kind of shares of Common Stock that may be issued under the Plan.

10.        SECURITIES LAWS COMPLIANCE

           The Administrator may require each Participant purchasing or receiving shares of Common Stock to represent to and agree with the Company in writing that such Participant is acquiring the shares without a view to the public resale or distribution thereof in violation of applicable laws and containing such other representations, warranties and covenants as the Administrator deems necessary or appropriate to ensure that the issuance of shares of Common Stock issued pursuant to this Plan are not required to be registered pursuant to the Securities Act of 1933 or any applicable laws. The certificates for any shares of Common Stock issued pursuant to this Plan may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer and such shares, when issued, may not be immediately transferable.

11.        FAIR MARKET VALUE PER SHARE

           If shares of Common Stock are listed on a national securities exchange in the United States on any date on which the fair market value per share is to be determined, the fair market value per share shall be deemed to be the average of the high and low quotations at which such shares are sold on such national securities exchange on the date of determination. If the shares of Common Stock are listed on a national securities exchange in the United States on the date of determination, but the shares are not traded on such date, the fair market value per share shall be deemed to be the average of the closing bid and asked quotations for such shares as quoted on such national securities exchange on the date of determination. If shares of Common Stock are listed on more than one national securities exchange in the United States on the date on which the fair market value per share is to be determined, the Administrator, in its sole discretion, shall determine which national securities exchange shall be used for the purpose of determining the fair market value per share.

           If a public market shall exist for shares of Common Stock but such stock is not listed on a national securities exchange in the United States, the fair market value per share shall be deemed to be the average of the bid and asked quotations in the over-the-counter market for such shares on the date of determination. If there is no bid and asked quotation for such shares on the date of determination, the fair market value per share shall be determined as of the closest preceding date on which there were bid and asked quotations for such shares.

           If the shares of Common Stock are not listed on a national securities exchange in the United States and a public market does not exist for the Common Stock, the fair market value per share shall be determined by the Administrator in good faith.


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12.        DURATION, AMENDMENT AND TERMINATION

           The Plan shall continue indefinitely until terminated by the Administrator. The Administrator may amend the Plan from time to time or suspend or terminate the Plan at any time.

13.        GENERAL PROVISIONS

           (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue to serve as a director of the Company.

           (b) No shares of Common Stock shall be issued in consideration of an RSU unless and until all legal requirements applicable to the issuance of such shares have been complied with in the opinion of counsel to the Company. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.

           (c) Neither a Participant nor any other person shall, by reason of this Plan, acquire any right in or title to any assets, funds or property of the Company or any of its direct or indirect subsidiaries whatsoever. A Participant shall have only a contractual right to shares of Common Stock distributable under, and in accordance, with this Plan.

           (d) RSUs credited to a Participant's Unit Account shall not confer upon such Participant any rights as a stockholder of the Company prior to the date on which shares of Common Stock are issued to such Participant pursuant to the Plan.

           (e) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Participants that the Company now has or may hereafter put into effect.

           (f) It shall be a condition to the obligation of the Company to issue shares of Common Stock hereunder, that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company shall have no obligation to issue, and the Participant shall have no right to receive, shares of Common Stock.

14.        GOVERNING LAW

           This Plan, RSUs granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to its choice-of-law provisions.


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15.        EFFECTIVE DATE

           This Plan shall be effective as of February 2, 2000.














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